Exhibit (a)(5)(Q)

NOTICE
E.ON Zwölfte Verwaltungs GmbH,
A Wholly Owned Subsidiary of

E.ON AG

Has Increased the Price of its U.S. Offer to Purchase for Cash
All Outstanding Ordinary Shares and ADSs
of

Endesa, S.A.

to
€38.75 Per Ordinary Share and Per ADS

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 26, 2007, UNLESS THE U.S. OFFER IS EXTENDED OR UNLESS IT LAPSES OR IS WITHDRAWN.

E.ON Zwölfte Verwaltungs GmbH (“E.ON 12”), a German limited liability company and wholly owned subsidiary of E.ON Aktiengesellschaft (“E.ON”), is offering to acquire all the outstanding ordinary shares, par value €1.20 per share (the “ordinary shares”), and American depositary shares (the “ADSs”, and together with the ordinary shares, the “Endesa securities”) of Endesa, S.A., a Spanish public limited company (“Endesa”), at a price of €38.75 in cash for each ordinary share and each ADS, upon the terms and subject to the conditions of the U.S. offer (the “U.S. Offer”) (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), as described in the U.S. Offer to Purchase dated January 26, 2007 (the “U.S. Offer to Purchase”). The U.S. Offer is open to holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located. E.ON 12 is also making a separate, concurrent Spanish offer (the “Spanish Offer” and, together with the U.S. Offer, the “Offers”) for the ordinary shares.

The offer price under the U.S. Offer has been increased to €38.75 in cash per ordinary share and ADS from the previous offer price of €24.905.

In the event that Endesa pays any dividend before the date of acceptance for payment of Endesa securities tendered under the U.S. Offer, the consideration offered per ordinary share and per ADS will be reduced by an amount equivalent to the gross dividend distributed per ordinary share. However, this reduction remains subject to the limitation that the offer price resulting from such reduction shall always be higher than the value of the consideration offered by Gas Natural, as adjusted pursuant to the mechanism set forth in its prospectus dated February 27, 2006, despite Gas Natural’s withdrawal of its offer for Endesa.

Endesa announced that Endesa shareholders who participate in Endesa’s general shareholders’ meeting in person or by proxy will be entitled to receive €0.15 per ordinary share held by such shareholders. However, E.ON 12 will not reduce the offer price by any amount paid to such shareholders.

To accept the U.S. Offer, holders of ordinary shares who hold their ordinary shares through a custodian, such as a broker, dealer, commercial bank, trust company or other nominee, must complete and sign the Share Form of Acceptance and send it to Mellon Investor Services LLC, the U.S. Tender Agent for the U.S. Offer, and instruct their custodian to transfer their ordinary shares to the U.S. Tender Agent’s account at Santander Investment S.A., its custodian in Spain, in each case before the expiration of the acceptance period. Holders of ADSs in certificate form must deliver their American depositary receipts representing their ADSs, together with a completed and signed ADS Letter of Transmittal, to the U.S. Tender Agent along with any other required documents. If the ADSs are held through a custodian, such as a broker, dealer, commercial bank, trust company or other nominee, the custodian can tender the ADSs through The Depository Trust Company. If it is not possible to complete the tender of the Endesa securities in the manner described above on a timely basis, holders may nevertheless be able to tender their Endesa securities by following the procedures for guaranteed delivery described in the U.S. Offer to Purchase.

Holders of Endesa securities who have validly tendered and not withdrawn their Endesa securities pursuant to the U.S. Offer using the Share Form of Acceptance or the ADS Letter of Transmittal previously made available to holders of Endesa securities will not have to take any further action in order to receive the increased offer price of €38.75 in cash per ordinary share and ADS.

Tenders of ordinary shares and ADSs into the U.S. Offer may be withdrawn in accordance with the procedures set forth in the U.S. Offer to Purchase at any time before 6:00 p.m., New York City time, on February 26, 2007, unless E.ON 12 extends the U.S. Offer or unless it lapses or is withdrawn.

The U.S. Offer to Purchase, the ADS Letter of Transmittal, the Share Form of Acceptance and the Notice of Guaranteed Delivery contain important information, which should be read carefully prior to making any decision regarding whether or not to tender ordinary shares and ADSs. Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, at its telephone number or address set forth below. Additional copies of the U.S. Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained free of charge from the Information Agent.

The Information Agent for the U.S. Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Holders of Ordinary Shares and ADSs Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

February 8, 2007